Exhibit 99

Phone:  952.564.3500
                      Fax: 952.974.7887
5929 Baker Road, Suite 475
Minneapolis, MN 55345

Wireless Ronin Announces $6.7 Million Registered Direct Offering

MINNEAPOLIS – November 5, 2009 - Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based worldwide digital signage provider, today announced that it has entered into agreements to sell approximately $6.7 million of its common stock in a registered direct offering.  Pursuant to these agreements, the company will issue 2,297,000 shares of common stock at $2.90 per share.  Wireless Ronin expects net proceeds of approximately $6.0 million, which it plans to use primarily for general corporate purposes, including working capital.  The closing of the offering is expected to take place on or about November 9, 2009, subject to customary closing conditions.  In addition, pursuant to these agreements, Wireless Ronin will not issue common stock, subject to certain exceptions, at a price per share less than $2.90 for a period of 180 days after closing without certain investor consent.

Feltl & Company, Inc. and Barrington Research Associates, Inc. acted as the exclusive placement agents for the transaction.

The shares are being offered by the Company pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2009. A prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying base prospectus may be obtained from the SEC’s website at http://www.sec.gov or from Wireless Ronin Technologies, Inc., located at Baker Technology Plaza North, 5929 Baker Road, Suite 475; Minneapolis, MN 55345 (telephone number: (952) 564-3500), Attn: Chief Financial Officer.  This press release is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.  The shares of common stock may only be offered by means of a prospectus.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software provides clients with the ability to manage a digital signage network from one central location and is the only complete, turnkey solution in the digital signage marketplace.  The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration.  Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training.  The company's common stock trades on the NASDAQ Global Market under the symbol "RNIN".

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products;  dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2009 and the prospectus contained in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 3, 2009.

Contact: James C. (Jim) Granger, President and CEO Wireless Ronin Technologies, Inc. (952) 564 - 3500